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10.16 EMPLOYMENT AGREEMENT BY AND BETWEEN SECOND BANCORP AND RICK L. BLOSSOM,
DATED DECEMBER 6, 1999.


                              EMPLOYMENT AGREEMENT
                              --------------------


                  THIS AGREEMENT is made as of this _____ day of ___________, 1999, by and between SECOND BANCORP, INCORPORATED, an Ohio corporation ("Second Bancorp"), and Rick L. Blossom ("Executive") .
                                  WITNESSETH :
                                  ------------
                  WHEREAS, Second Bancorp desires to employ Executive to operate and direct its business as President and Chief Operating Officer; and
                  WHEREAS, Second Bancorp and Executive desire to enter into a written employment agreement setting forth their agreement with respect to the terms of Executive's employment.
                  NOW, THEREFORE, the parties do hereby agree as follows:
                  1 .      DEFINITIONS.  For purposes of this Agreement,  the
following  terms shall be defined as set forth in this Section 1.
                  1.1  "Board" shall mean the Board of Directors of Second
Bancorp.
                  1.2 "Disability" shall mean any disability which continuously disables and wholly prevents Executive from performing his duties under this Agreement and which is expected to be of a permanent duration. The determination of whether Executive is disabled shall be made by two duly licensed physicians, one chosen by the Board and one chosen by


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Executive. In the event the two physicians are unable to agree with respect to whether Executive is disabled, the determination of whether Executive is disabled shall be made by a third duly licensed physician chosen by the two physicians.

                  1.3 "Discharge for Cause" shall mean the termination of Executive's employment with Second Bancorp due to (i) Executive's conviction of either a felony involving moral turpitude or any crime in connection with his employment by Second Bancorp; or (ii) actions by Executive as an executive officer of Second Bancorp which are prohibited or contrary to law, or contrary to the best interests of Second Bancorp; or (iii) Executive's willful failure to take actions permitted or required by law and necessary to implement policies of the Board as reflected in the minutes and records of the Board; or (iv) Executive's continued failure to attend to his duties as an executive officer of Second Bancorp as set forth in this Agreement; or (v) any condition which either resulted from Executive's habitual drunkenness or addiction to narcotics, or resulted from any intentionally self-inflicted injury.
                  1.4 "Employment Date" shall mean the day upon which Executive formally became an employee of Second Bancorp which day was December 6, 1999.
                  1.5 "Fiscal Year" shall mean Second Bancorp's annual accounting period. which is the twelve (12) month period ending each December 31.
                  1.6 "Change in Control" shall be deemed to have occurred if and when:
                  (a) Any person or group of persons acting in concert and not presently in control of the Company shall have acquired ownership of or the right to vote or to direct the voting of shares of capital stock of the Company representing 51% or more of the total voting power of the Company, or



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                  (b)      The Company shall have merged into or consolidated
                           with another corporation, or another corporation has merged into the Company, on a basis whereby less than a majority of the total voting power of the surviving corporation is represented by shares held by former shareholders of the Company immediately prior to such merger or consolidation, or

                  (c) The Company shall have sold substantially all of its assets to another corporation or other entity or person.

                  2. TERM. Second Bancorp hereby agrees to employ Executive and Executive hereby agrees to accept employment by Second Bancorp for a period of five (5) years (the "Employment Period") commencing on the Employment Date. This Agreement may be extended by mutual agreement of the parties.
                  3. TITLE AND DUTIES. Executive's titles shall be President and Chief Operating Officer of Second Bancorp and President and Chief Executive Officer of The Second National Bank of Warren (the "Bank"). Further, Executive shall be designated as Chief Executive Officer of Second Bancorp at an appropriate time. Executive shall, under the direction of the Board, exercise all of the authority that such title and office confer, shall report and be responsible only to the Board and, in general, shall direct and manage all the operations of Second Bancorp and the Bank and the employees of Second Bancorp and the Bank.
                  4. COMPENSATION. Executive shall be paid compensation by Second Bancorp for the services rendered by him as set forth below:
                  4.1 Executive shall be entitled to a base salary for the term of this Agreement of not less than Four Hundred Thousand Dollars ($400,000.00) per annum, payable in accordance with Second Bancorp's general salary payment procedures for its executives. In the event that



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the Employment Date is some date other than the first day of a month, the base salary payable to Executive for the month in which the Employment Date occurs shall be appropriately prorated.

                  4.2 Executive's job performance shall be reviewed annually by the Compensation and Organization Committee no later than the first quarter of the Fiscal Year. In addition to the amounts described in Section 4.1, Executive shall be paid such other amounts in addition to his base salary as the Board may, in its discretion, determine from time to time, provided that any such additional payments shall not be considered to be "base salary" for purposes of
Section 4.1 above unless designated as such by the Board.
                  4.3 Second Bancorp and Executive shall enter into a Severance Agreement which shall continue Executive's salary, bonus, and fringe benefits in the event of a Change in Control. A proposed Severance Agreement is attached hereto as Exhibit A.
                  5. BONUSES.
                  5.l In addition to any payments made pursuant to Section 4 above, Executive shall be entitled to receive a guaranteed bonus of $150,000.00 for the first year of the Employment Period, which shall provide Executive with a prorated portion of the guaranteed bonus in 1999 and a full payment of the guaranteed amount for 2000. For the balance of the Employment Period, Executive's target bonus shall be based on achievement of personal and corporate objectives agreed on by the Executive and the Board. The target for such bonus shall be 35% of his base salary and no more than 75% of his base salary.


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                  5.2 The amount of bonus for Fiscal Year 2001 and thereafter shall be calculated and paid in accordance with such bonus program or arrangement as Second Bancorp and the Executive shall thereupon agree.
                  5.3 As consideration for the loss of benefits incurred by Executive for leaving his current employment and being employed by Second Bancorp prior to December 31, 1999, Second Bancorp shall pay to Executive a lump sum payment of $250,000.00 in cash on or prior to January 15 of the year 2000.
                  6. STOCK OPTION AWARDS.
                  6.1 In addition to any payments made pursuant to Sections 4 and 5 above, if Executive is employed by Second Bancorp prior to December 31, 1999, Executive shall be entitled to receive 20,000 stock option awards pursuant to the stock option plan of Second Bancorp. An award of 10,000 stock options shall be granted to Executive immediately upon commencement of the Employment Term. The balance of the stock option awards shall be granted on January 1, 2000. If Executive is hired after December 31, 1999, Second Bancorp shall use its best efforts to obtain shareholder approval for the award of 20,000 stock option awards to Executive in calendar year 2000. Executive and the Board shall jointly work to provide a program of this nature on a continuing basis for Executive and the officers of Second Bancorp.
                  6.2 Second Bancorp will use its best efforts to obtain shareholder approval for the issuance of restricted stock of Second Bancorp. If successful, such stock shall be granted to Executive pursuant to the following performance measures which shall be applied five (5) years


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from the date of grant of such restricted stock. Such measures shall be independent of each other and will work as follows:

                  (i) Executive shall be awarded restrictive stock based on Second Bancorp's ROA. The threshold ROA of Second Bancorp shall be 1.35% and the target will be 1.50%, with performance above 1.50% ROA uncapped. The restricted share awards for the above goals shall be 1,500 shares at 1.35% and 3,000 shares at 1.50%. For performance above 1.50% ROA, the payout will be determined by extrapolation from the points above. Such formula shall award 100 additional restricted shares for each 1 basis point by which actual ROA exceeds 1.50%. For example, a 1.70% ROA would earn 5,000 shares.

                  (ii) Executive shall be awarded restrictive stock based on the increase in Second Bancorp's earnings per share. The threshold Earnings Per Share ("EPS") growth will be 70% above the actual 1999 EPS (now projected to be about $1.65). The target for EPS growth will be 100% of the actual EPS growth for Fiscal Year 1999. The restricted share awards corresponding to the above goals will be 1,500 shares at 70% and 3,000 shares at 100%. For performance above 100% EPS growth, the payment will be determined by extrapolation from the points above. Such formula shall award 50 additional restricted shares for each 1 percentage point by which EPS growth exceeds 100%. For example, a 115% EPS growth would earn 3,750 shares. In calculating EPS, extraordinary, non-recurring expenses and income shall be excluded from the EPS.


                  7. FRINGE BENEFITS. In addition to all other remuneration provided by Second Bancorp pursuant to this Agreement, during the term of this Agreement Executive shall be entitled to the following benefits at Second Bancorp's expense:
                  7.1 Life insurance on the life of Executive in the amount of one and one half (1 1/2) times Executive's base salary, plus bonus, as the same shall be adjusted from time to time. Such



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insurance shall provide payment in the event of Executive's death for any reason to a beneficiary or beneficiaries designated by Executive.
                  7.2 Bank-paid membership in the following clubs: (i) the Trumbull Country Club, (ii) the Buckeye Club, and (iii) a country club mutually selected by Executive and the Board.
                  7.3 An annual physical at a clinic or from a physician of Executive's choice to be conducted in the Cleveland, Akron, or Warren, Ohio, area.
                  7.4 Income tax preparation services from an accountant or service of Executive's choice.
                  7.5 Paid vacation of four (4) weeks during each year of this Agreement.
                  7.6 All other rights and benefits for which Executive may be eligible pursuant to any employee benefit plans maintained from time to time by Second Bancorp for its executives or its employees.
                  8. MOVING EXPENSES. Second Bancorp will provide Executive the following expenses and services (whether by direct payment or by reimbursement to Executive as Executive shall elect) in connection with Executive's move to the Warren, Ohio, area:
                  8.1 Actual moving, packing, and storage expenses for all household and personal property of Executive and his family.
                  8.2 Travel expenses from Cincinnati and up to ninety (90) days of living expenses for Executive in the Warren, Ohio, area prior to his move to the Warren, Ohio, area in reasonable accommodations of his choice.


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                  8.3 All brokerage fees incurred by Executive with respect to the sale of his present residence if paragraph 8.4 herein is not invoked.
                  8.4 In the event Executive has not sold his present residence located at 990 Ridgefield Road, Hamilton, Ohio 45013, within ninety (90) days after Executive has commenced his employment with Second Bancorp, Second Bancorp shall arrange for the purchase of his present residence from Executive at a value to be determined by Executive and Second Bancorp by mutually selecting a real estate marketing firm. Typically, such firms obtain several appraisals of Executive's residence and the purchase price is some average of the several appraisals.
                  9. CONDITIONS AND PLACES OF EMPLOYMENT.
                  9.1 Executive's services will be rendered in the Warren, Ohio, region or at such other places as he and the Board deem advisable. Executive shall devote his full time and attention to his duties under this Agreement both within and outside normal working hours as shall be reasonably required by the Board.
                  9.2 While he is employed under this Agreement, Executive shall not, without the prior written consent of the Board, directly or indirectly engage in, or accept any position as agent, employee, officer, or director of, or consult with, advise, invest in (except for investments held by Executive as of the date hereof and except for investments of less than 5% of the capital stock of a publicly traded company) or otherwise in any way give assistance or aid to any person, engaging in business (except in the ordinary course of his duties as defined herein), provided, however, that nothing contained in this
Section 9.2 shall prohibit Executive from serving as a director (whether or not Executive receives remuneration for such service) of any company


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which is not affiliated with Second Bancorp, or as an officer or director of any charitable or civic organizations in the northeast Ohio area, provided said service is satisfactory to the Board.
                  Furthermore, if the employment of Executive with Second
Bancorp shall be terminated during the term of this Agreement through a discharge for cause, or if he voluntarily quits, Executive shall not directly compete with Second Bancorp or its affiliates in their marketing area for a one
(1) year period following such termination of employment.
                  Executive shall not, at any time during the term of his employment hereunder, directly or indirectly disclose or furnish to any person not entitled to receive the same for the immediate benefit of Second Bancorp, any trade secrets or confidential information, including, but not limited to, information as to the business methods, operations, and affairs of Second Bancorp.
                  10. EXPENSES, ETC. All ordinary and necessary expenses reasonably incurred by Executive in connection with the performance of his duties hereunder, including expenses for travel, entertainment, and other business activities, shall be paid by Second Bancorp or reimbursed to Executive as the case may be. Second Bancorp shall provide, for Executive's business and personal use, an automobile compatible with Executive's status and shall provide for all operation and maintenance expenses in connection therewith, including adequate insurance with respect thereto. In the alternative, Second Bancorp shall pay Executive a reasonable automobile allowance for the automobile expenses described in this Section 10.
                  11. BOARD OF DIRECTORS. Second Bancorp will uses its best efforts to cause Executive to become and remain a member of its Board throughout the term of this Agreement.



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Executive shall receive compensation in such capacities as is paid to "inside"
directors of Second Bancorp.

                  12. TERMINATION OF EXECUTIVE'S EMPLOYMENT DURING THE TERM OF THIS AGREEMENT.
                  12.1 DISABILITY AND DEATH. In the event that Executive's employment with Second Bancorp is terminated by Second Bancorp because of Executive's disability or death during the term of this Agreement, the consequences shall be as follow: (i) Executive shall be entitled to receive his base salary described in Section 4 hereof equitably prorated through the date of Executive's termination of employment; (ii) all amounts of bonus which have not been paid to Executive, including a bonus for the Fiscal Year of his termination of employment equitably prorated through the day of such termination, shall be paid to Executive at the time set forth in Section 5 hereof; (iii) benefit coverage and entitlements granted to Executive pursuant to Sections 7, 8, and 10 hereof shall cease; except for rights accrued but not yet paid to Executive.
                  12.2 RESIGNATION AND DISCHARGE FOR CAUSE. In the event that Executive's employment with Second Bancorp is terminated during the term of this Agreement as a result of Executive's resignation or Discharge for Cause, the consequences shall be as follows: (i) Executive shall be entitled to receive his base salary described in Section 4 hereof equitably prorated through the date of Executive's termination of employment; (ii) all amounts of bonus which have not been paid to Executive shall be paid to Executive at the time set forth in
Section 5 hereof, provided that he shall not be entitled to a bonus for the Fiscal Year which includes the date of his termination of employment; (iii) fringe benefit coverages granted to Executive pursuant to Section 7, 8, and 10 hereof shall cease.


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                  12.3 DISCHARGE WITHOUT CAUSE. In the event that Executive's employment with Second Bancorp is terminated without cause, the consequences shall be as follows: (i) Executive shall be entitled to receive his base salary described in Section 4 hereof for twenty-four (24) months commencing with the month following his termination; (ii) Executive shall be entitled to receive a prorated bonus for the Fiscal Year of termination prorated to the date of termination and he shall be entitled to two (2) additional annual bonus payments in an amount equal to the Fiscal Year's annual bonus paid to Executive prior to termination with such payments to be made prior to March 31 of Second Bancorp's Fiscal Year; and the benefit coverage and entitlements granted to Executive pursuant to Sections 7, 8, and 10 hereof shall continue for twenty-four (24) months commencing with the month following termination. Notwithstanding the benefits conveyed to Executive pursuant to this Section 12.3, Executive's right to receive his base salary and fringe benefits under Sections 7, 8, and 10 shall terminate on the date Executive accepts a position with another company or lending institution.
                  13. NOTICES. All notices, demands, or other communications under this Agreement shall be effective if in writing and either given personally to the other party or sent prepaid certified or registered mail, with return receipt requested, addressed to the other party as set forth below or at such other address as may have been furnished by such other party in writing. Any notice sent by mail pursuant to the preceding sentence shall be deemed to have been received no later than seven (7) days after the date of mailing. Notices to Executive by mail shall be sent to Executive's residence address as shown on the records of Second Bancorp. Notices to Second Bancorp may be delivered by hand to the Chairman of the Compensation and


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Organization Committee of Second Bancorp or by mail by sending same to Second
Bancorp's headquarters, "Attention: Chairman of the Compensation and Organization Committee".
                  14. BINDING EFFECT. This Agreement shall be binding on the parties hereto, and their respective heirs, personal representatives, successors, and permitted assigns.
                  15. GOVERNING LAW; SEVERABILITY. This Agreement and the relationships of the parties in connection with the subject matter of this Agreement shall be governed by and determined in accordance with the laws of the State of Ohio. If any provision of this Agreement or the application thereof shall for any reason and to any extent be invalid and unenforceable, the remainder of this Agreement shall not be affected thereby, but rather shall be enforced to the full extent permitted by law.
                  16. GENDER; NUMBER. The use of the feminine, masculine, or neuter pronoun herein shall not be restrictive as to gender and shall be interpreted in all cases as the context may require. The use of the singular or plural herein shall not be restrictive as to number and shall be interpreted in all cases as the context may require.
                  17. EXECUTION IN COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. Counterparts may be executed on the same date (or different dates) in different locations and telephonic confirmation by all individual signators shall be deemed proper, complete, and binding execution of this Agreement (on the date Executive and at least one signator for Second Bancorp has signed) such that this Agreement shall thereafter be in full force and effect.


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                  18. ENTIRE AGREEMENT; AMENDMENT. This Agreement sets forth the entire understanding and agreement of the parties hereto concerning the subject matter hereof. No representation, promise, inducement, or statement of intention has been made by or on behalf of any party hereto concerning the subject matter hereof which is not set forth in this Agreement. This Agreement may be amended only by a writing which is signed by both Executive and Second Bancorp and which is specifically authorized or ratified by the Board.
                  19. NO ASSIGNMENT WITHOUT CONSENT OF SECOND BANCORP. Except as set forth herein or either by operation of law upon Executive's death or pursuant to Executive's Will upon his death, no rights of any kind under this Agreement shall, without the specific authorization of the Board, be transferable or assignable by Executive or any other person, or be subject to alienation, encumbrance, garnishment, attachment, execution, or levy of any kind, voluntary or involuntary.



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                  IN WITNESS WHEREOF, this Agreement is executed by Second
Bancorp, Incorporated, by its _____________________________, being duly authorized by the Board, and by Rick L. Blossom on this _____ day of _______________, 1999.

                                   SECOND BANCORP, INCORPORATED


                                   By: ________________________________

                                   Its: ________________________________
                                              "Second Bancorp"


                                   ------------------------------------
                                   Rick L. Blossom




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